THE WESTERN SYSTEMS CORP.
                 (FORMERLY THE WESTERN TRANSMEDIA COMPANY INC.)

                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)




                                                              For the Six Months         For the Three Months
                                                                 Ended June 30,             Ended June 30,
                                                          ---------------------------    ---------------------
                                                              1997          1996           1997          1996
                                                          --------------   ----------    ----------    ----------
NET INCOME APPLICABLE TO COMMON STOCK                      $ 2,546,221   $   (15,341)   $    69,042   $   (27,484)
                                                           ===========   ===========    ===========   ===========


SHARES:
   Weighted average number of common shares  outstanding     7,903,421     7,903,421      7,903,421     7,903,421
   Assumed conversions of stock options                         46,428        27,398         56,259        27,586
                                                           -----------   -----------    -----------   -----------
TOTAL WEIGHTED AVERAGE SHARES
   OUTSTANDING                                               7,949,849     7,930,819      7,959,690     7,950,803
                                                           ===========   ===========    ===========   ===========


PRIMARY EARNINGS PER COMMON SHARE                                $ .32          $.00           $.01          $.00
                                                                 =====          ====           ====          ====





                                   Exhibit 11